Northeast
Utilities System

Memo



                                             September 17, 2001


TO:       Cheryl W. Grise

FROM:     Michael G. Morris

SUBJECT:  Supplemental Compensation Arrangement


This memorandum agreement documents a compensation arrangement between Northeast Utilities Service Company (the Company) and Cheryl W. Grise, an officer of the Company ("Executive"), as approved on September 11, 2001, by the Compensation Committee of the Board of Trustees of Northeast Utilities. It will become effective when signed by both parties below.

1. Amount of Compensation: $500,000, as adjusted to reflect investment performance. No compensation will be paid under this agreement until the Time of Payment indicated in paragraph (4) below.

2. Risk of Forfeiture: One-third of the amount set forth in paragraph (1) above will become nonforfeitable and will vest on each of June 28, 2002, June 28, 2003, and June 28, 2004. Accretions attributable to investment performance of such amount will vest on the same schedule. Notwithstanding the foregoing, all unvested amounts will become nonforfeitable and vest upon the occurrence of a Change of Control or upon involuntary termination without cause, each as defined in the Employment Agreement between the Company and the Executive; otherwise, all unvested amounts will be forfeited upon separation from the service of Northeast Utilities and its subsidiaries.

3. Investment Performance: Prior to payment, the amount set forth in paragraph (1) above will vary according to investment performance until payment as follows:

   A. It will be increased at an annual rate of 6.9 percent to reflect interest for the period June 28, 2001 through June 30, 2001.

   B. It will be increased at an annual rate of 6.5 percent to reflect interest for the period from July 1, 2001 through the effective date of this agreement.

   C. It will vary from the effective date until the date of payment or forfeiture according to the investment allocation chosen by Executive for Executive's account in the Northeast Utilities Deferred Compensation Plan for Executives.

4. Time of Payment  (Choose one):

   X Payment of vested amounts (including amounts resulting from investment performance as described in paragraph (3) above) will be made in cash promptly following each vesting.

      Payment of vested amounts (including amounts resulting from investment performance as described in paragraph (3) above) will be made in ______ annual cash payments commencing within one month following Executive's separation from the service of Northeast Utilities and/or its subsidiaries.

5. General: The parties' obligations with respect to this compensation will be governed by the terms and conditions of Executive's Employment Agreement with the Company. The Company will administer its obligations with respect to this compensation through the vice president in charge of the Human Resources department.

NORTHEAST UTILITIES SERVICE COMPANY

By /s/ Michael G. Morris
       Its Chairman, President and CEO

Date:


EXECUTIVE

/s/ Cheryl W. Grise

Date:  9/24/01